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                                                                       EXHIBIT 3
                                                                              to
                                                                    SCHEDULE 13D

                   [Letterhead of Worldwide Excellence, Inc.]

                                                                 October 5, 2005

Lester Tanner, Esq.
President and CEO
MFC Development Corp.
271 North Avenue, Suite 520
New Rochelle, NY 10801

      RE: Acquisition Agreement dated as of July 29, 2005 by and among Worldwide Excellence, Inc., MFC Development Corp., and the Shareholders of Worldwide Excellence, Inc. ("Acquisition Agreement")

Dear Lester:

      This letter confirms our recent discussions:-

      (a) Under Article 5 of the Acquisition Agreement, we hereby mutually agree to extend the closing date to on or prior to November 1, 2005 and

      (b) The definition of the term "Offering: set forth in the fourth WHEREAS clause on page 1 of the Acquisition Agreement is hereby modified to read as follows:

                        "WHEREAS, WWE, prior to the Closing Date, intends to raise at least one million five hundred thousand ($1,500,000) dollars (with an over-allotment of an additional one million seven hundred fifty thousand ($1,750,000) dollars) pursuant to a private offering of MFC Convertible Preferred Stock and Warrants to purchase MFC Common Stock (the "Offering")"

                                        Sincerely,
                                        Worldwide Excellence, Inc.


                                         By: ___________________________________
                                             Jeffrey S. Edell, President and CEO
Consented and agreed to:
MFC Development Corp.


By: ________________________________
    Lester Tanner, President and CEO